Exhibit 23

2005 Sheppard Avenue East, Suite 300
Toronto, Ontario
M2J 5B4, Canada
Phone 416-496-1234
Fax 416-496-0125
Web www.mhc-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 28, 2016, relating to our audit of the condensed interim consolidated financial statements of Tribute Pharmaceuticals Canada Inc. (the “Company”) as at and for the period ended June 30, 2015 (the “Report”), in the Company’s Amendment No.1 to the Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2015, and to the incorporation by reference of the Report in the Company’s registration statement on Form F-3 (File No. 333-197817), and in the registration statement on Form S-4 (File No. 333-208523) of Aralez Pharmaceuticals Inc.

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants
Licensed Public Accountants

Toronto, Ontario, Canada
January 28, 2016